                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       KENTEK INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 14, 1997

TO THE STOCKHOLDERS OF KENTEK INFORMATION SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company" or "Kentek"), will be held on Friday, November 14, 1997 at 10:00 a.m. local time at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To approve an amendment to the Company's 1992 Stock Option Plan (the "Option Plan") to increase the aggregate number of shares of Common Stock authorized for issuance under the Option Plan by an additional 500,000 shares.

     3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending June 30, 1998.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 26, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/ CRAIG G. LAMBORN

                                            Craig G. Lamborn
                                            Assistant Secretary

Boulder, Colorado
October 15, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               NOVEMBER 14, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company" or "Kentek"), for use at the Annual Meeting of Stockholders to be held on November 14, 1997 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York. The Company intends to mail this proxy statement and accompanying proxy card on or about October 15, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AT THE MEETING

     Only holders of record of Common Stock at the close of business on September 26, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 26, 1997 the Company had outstanding and entitled to vote 7,064,743 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy and voted at the Annual Meeting is required to ratify the selection of the Company's independent auditors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Company's Option Plan or to take action with respect to any other matter as may be properly brought before the Annual Meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and have no effect.

     Abstentions may be specified on the proposals to approve the amendment to the Company's 1992 Stock Option Plan and ratify the selection of the Company's independent auditors but will have no effect on the outcome of the vote.

     Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors and the ratification of the selection of the Company's independent auditors if such firms have not received voting instructions from a beneficial owner. Brokers will not have authority to vote shares with respect to the proposal to approve the amendment to the Company's Option Plan. However, the failure of a broker to vote shares in the absence of instructions (a "broker non-vote") will have no effect on the outcome of the vote on such proposals.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 2945 Wilderness Place, Boulder, Colorado 80301-5403, a written notice of revocation or by completing a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than June 17, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six nominees for the six Board positions presently authorized by the Board in accordance with the Company's Bylaws, as amended. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each having been elected by the stockholders, with the exception of Dr. Weinig.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                              THE BOARD RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                NAME                  AGE           POSITION HELD WITH THE COMPANY
                ----                  ---           ------------------------------
Howard L. Morgan, Ph.D.(1)..........  51    Chairman of the Board of Directors
Philip W. Shires....................  56    President, Chief Executive Officer and Director
I. Jimmy Mayer(2)...................  61    Director
Justin J. Perreault(1)(2)...........  34    Director
James H. Simons,Ph.D.(2)............  59    Director
Sheldon Weinig, Ph.D................  69    Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Howard L. Morgan, Ph.D., has served as Chairman of the Board since 1993 and as a Director since 1982. He has served since June 1989 as the President of The Arca Group, Inc., a consulting and investment management company. Dr. Morgan has also been a general partner of Renaissance Partners, a venture capital partnership, since 1982. He serves as a director of Franklin Electronic Publishers, Inc., Quarterdeck Corporation, Neoware Systems, Inc., Unitronix Corporation, Cylink Corporation, Segue Software Corporation, Meta Creations, Inc. and Infonautics Corporation.

     Philip W. Shires has served as President since April 1989 and as Chief Executive Officer since October 1991. Prior to joining Kentek, he served as President of the Data Products Division of Lear Siegler Corporation, President of the ITT Qume Division of International Telephone and Telegraph Corporation and President of Optotech, Inc., an optical disk drive manufacturer.

     I. Jimmy Mayer has served as a director since January 1990. He has been President of Inversiones Sanford S.A., a diversified holding company, since 1985. Prior to that, beginning in 1963, he co-founded and managed several successful industrial enterprises in Latin America.

     Justin J. Perreault, has served as a director since February 1994. Since November 1995 he has served as Executive Vice President and Chief Operating Officer of Object Design, Inc., a publicly held software company. From 1992 to November 1995, he was a Vice President at the Harvard Private Capital Group, Inc., an investment affiliate of Aeneas Venture Corp. and the Harvard Management Company. Prior to joining the Harvard Private Capital Group, Mr. Perreault was a consultant with McKinsey & Co., Inc. from 1990 to 1992.

     James H. Simons, Ph.D. has served as a director since 1982. Since 1982, he has served as the President and Chairman of Renaissance Technologies Corp. Dr. Simons also serves as a director of Franklin Electronic Publishers, Inc., Cylink Corporation, Segue Software Corporation and Numar Corp.

     Sheldon Weinig, Ph.D. has served as a director since June 1997. Dr. Weinig has been an Adjunct Professor at Columbia University since 1995 and at The State University of New York at Stony Brook since 1994. From 1989 to 1996, Dr. Weinig was employed by the Sony Corporation as Vice Chairman of Sony Engineering and Manufacturing of America. Dr. Weinig founded Materials Research Corporation in 1957, and served as Chairman of that multinational company until it was purchased by Sony Corporation. He serves as a director for Aseco, Insituform Technologies Corporation and Intermagnetics General Corporation.

                              THE BOARD RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 2

                    APPROVAL OF THE OPTION PLAN, AS AMENDED

     In 1992 the Company adopted its Option Plan, under which 750,000 shares have been reserved for issuance. The Board believes that the Company's existing Option Plan has been effective in attracting and retaining executives and key employees.

     As of September 26, 1997, the Option Plan had net outstanding options to purchase 512,014 shares of Common Stock held by 21 persons at a weighted average exercise price of $5.67 per share. As of June 30, 1997, options to purchase 104,817 shares of Common Stock granted pursuant to the Option Plan had been exercised.

     In May 1997, the Board approved an amendment to the Option Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Option Plan from 750,000 shares to 1,250,000 shares. The Board adopted this amendment to insure that the Company can continue to grant options at levels determined appropriate by the Board and the Compensation Committee.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Option Plan.

                              THE BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited the Company's financial statements for the fiscal year ended 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board at their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voted at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

                              THE BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 29, 1997 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                                NUMBER       PERCENT
                  NAME OF BENEFICIAL OWNER                    OF SHARES     OF TOTAL
                  ------------------------                    ----------    ---------
James H. Simons, Ph.D.(2)...................................   1,057,630      14.95%
  c/o Renaissance Technologies Corp.
  800 Third Avenue
  New York, New York 10022
Murdoch & Co.(3)............................................   1,028,082      14.57%
  c/o Bermuda Trust Company. Ltd.
  6 Front Street
  Hamilton HM11 Bermuda
Auber Investments Limited...................................     925,848      13.12%
  Tropic Isle Building
  Wickhams Cay
  Road Town, Tortola
  British Virgin Islands
Wellington Management Company, LLP..........................     678,000       9.61%
  75 State Street
  Boston, Massachusetts 02109
Wellington Trust Company, NA................................     432,000       6.12%
  75 State Street
  Boston, Massachusetts 02109
Donald J. Bowman............................................          --         --
Warren W. Frebel............................................          --         --
Richard L. Kann(4)..........................................      18,457          *
Craig G. Lamborn(5).........................................      33,180          *
I. Jimmy Mayer(4)...........................................      14,544          *
Howard L. Morgan, Ph.D.(6)..................................     133,746       1.87%
Justin J. Perreault(4)......................................      10,849          *
Philip W. Shires(7).........................................     139,490       1.95%
Sheldon Weinig..............................................          --         --
All directors and executive officers as a group (10
  persons)(8)...............................................   1,407,896      19.15%

---------------

 *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of August 29, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of ownership is based on 7,055,383 shares of Common Stock outstanding on August 29, 1997.

(2) Includes 1,028,082 shares of Common Stock held by Murdoch & Co. as nominee of a trust for the benefit of Dr. Simons and members of his immediate family. Also includes 18,243 shares of Common Stock issuable upon exercise of options.

(3) Consists solely of shares held as nominee of a trust for the benefit of James H. Simons and members of his immediate family.

(4) Consists solely of shares of Common Stock issuable upon exercise of options.

(5) Includes 32,430 shares of Common Stock issuable upon exercise of options.

(6) Includes 97,711 shares of Common Stock issuable upon exercise of options.

(7) Includes 104,365 shares of Common Stock issuable upon exercise of options.

(8) Includes shares included pursuant to notes (2) and (4) through (7) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that initial reports were filed late by Messrs. Bowman and Frebel, and one report, covering five transactions, was filed late by Mr. Mayer.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                 NAME                   AGE                     POSITION
                 ----                   ---                     --------
Philip W. Shires......................  56     President and Chief Executive Officer
Craig G. Lamborn......................  44     Vice President, Finance and Administration
Donald J. Bowman......................  53     Vice President, Engineering
Warren W. Frebel......................  39     Vice President, Sales
Richard L. Kann.......................  42     Vice President, Operations

See "Proposal 1 Election of Directors" for the biography of Mr. Shires.

     Craig G. Lamborn has served as Vice President, Finance and Administration since September 1992. Mr. Lamborn served as Controller of the Company from December 1990 to September 1992. From September 1987 to December 1990, Mr. Lamborn held several financial positions at McDATA Corporation, a manufacturer of communication devices for IBM compatible products.

     Donald J. Bowman has served as Vice President, Engineering since August 1997. Mr. Bowman served as Director of Engineering for Exabyte Corporation from 1991 to 1997.

     Warren W. Frebel has served as Vice President, Sales since February 1997. Prior to joining Kentek, Mr. Frebel served in various sales positions at US Robotics, a manufacturer of remote access solutions.

     Richard L. Kann has served as Vice President, Operations since April 1995. Mr. Kann served as Director of Operations from October 1990 to April 1995. Prior to joining Kentek, he served in various management positions at Beckman Instruments, Lear Siegler Data Products Division and Optotech, Inc., a manufacturer of optical disk drive products.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1997 the Board held four meetings. The Board has established the following committees: an Audit Committee and a Compensation Committee.

     The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews the Company's balance sheet, statement of operations and statement of cash flows for each interim period. The Audit Committee is composed of two non-employee directors: Mr. Perreault and Dr. Morgan. It met two times during the fiscal year ended June 30, 1997.

     The Compensation Committee administers the Company's compensation program and Option Plan and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee is composed of three non-employee directors: Messrs. Mayer and Perreault and Dr. Simons. It met one time during the fiscal year ended June 30, 1997.

     During the fiscal year ended June 30, 1997, all Board members except one attended 100% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. I. Jimmy Mayer attended 50% of the meetings.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors generally receives $750 compensation for each regular or special meeting of the Board at which he is in attendance and is entitled additionally to be reimbursed for his reasonable out of pocket expenses relating to such attendance.

     Each non-employee director of the Company also receives stock option grants under the Option Plan. Only directors of the Company who are not otherwise employed by the Company or a subsidiary of the Company are eligible to receive such options. Options granted to non-employee directors are not treated as incentive stock options under the Internal Revenue Code of 1986, as amended. Options granted to non-employee directors are nondiscretionary. On the first business day of each calendar year, each non-employee director of the Company is automatically granted, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 9,000 shares of the Company's Common Stock. Each person who first becomes a non-employee director of the Company during the course of a calendar year is automatically granted an option, on the first business day on which such person becomes a non-employee director, to purchase a number of shares of Common Stock equal to 9,000 multiplied by a fraction, the numerator of which is the number of calendar months remaining in the calendar year and the denominator of which is twelve. The exercise price of options granted to non-employee directors is the fair market value of Common Stock on the date of grant. Options granted to non-employee directors pursuant to the Option Plan vest in full six months after the date of grant.

     During fiscal 1997, the Company granted each non-employee director (except Dr. Weinig) an option to purchase 9,000 shares of Common Stock at an exercise price of $5.64 per share. The fair market value of such Common Stock on the date of grant was $5.64 per share. Upon election to the Board, Dr. Weinig received an option to purchase 27,000 shares of Common Stock at an exercise price and fair market value of $7.88 per share with a vesting period of three years. As of September 26, 1997, no options had been exercised by the Company's non-employee directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended June 30, 1997 and 1996, compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its three next most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                                                          ----------------------------
                                                  ANNUAL COMPENSATION     SECURITIES
                                                 ----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR   SALARY ($)   BONUS ($)   OPTIONS(2)   COMPENSATION(3)
---------------------------               ----   ----------   ---------   ----------   ---------------
Philip W. Shires........................  1997    $251,100     $134,650     10,000         $4,672
  President and Chief Executive Officer   1996     239,600      202,000     95,896          3,132
Craig G. Lamborn........................  1997     139,600       25,000      5,000          4,650
  Vice President, Finance and
     Administration                       1996     129,600       75,000     34,589          2,415
Richard L. Kann.........................  1997     110,300       25,000         --          4,577
  Vice President, Operations              1996     104,600       45,000     20,753          1,219
Charles J. Scaglia(4)...................  1997     134,600           --         --          1,075
  Vice President, Sales                   1996      36,500       12,000     37,500             --

---------------

(1) Warren W. Frebel has been excluded from this table because he joined the Company in February 1997 as Vice President, Sales and therefore did not earn over $100,000 in fiscal 1997. Mr. Frebel's annualized compensation in fiscal 1997 would have been $124,600, excluding commission. Mr. Frebel was granted options to purchase 30,000 shares of Common Stock with an exercise price of $6.00 per share on February 6, 1997.

(2) Options are incentive stock options granted under the Option Plan.

(3) Represents matching contributions made on behalf of the individuals to the Company's 401(k) plan.

(4) As of May 1997, Mr. Scaglia was no longer employed by the Company.

     The following table sets forth certain information regarding options granted to each of the Named Executive Officers during the fiscal year ended June 30, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                       NUMBER       PERCENT OF                                  VALUE AT ASSUMED ANNUAL
                                         OF            TOTAL                                      RATES OF STOCK PRICE
                                     SECURITIES   OPTIONS GRANTED                               APPRECIATION FOR OPTIONS
                                     UNDERLYING    TO EMPLOYEES      PRICE PER                          TERM(2)
                                      OPTIONS           IN             SHARE       EXPIRATION   ------------------------
               NAME                  GRANTED(#)   FISCAL YEAR(%)    ($/SHARE)(1)      DATE          5%           10%
               ----                  ----------   ---------------   ------------   ----------   ----------   -----------
Philip W. Shires...................    10,000          22.0%           $6.63       08/17/2001      $18,300      $ 40,500
Craig G. Lamborn...................     5,000          11.0             6.63       08/17/2001        9,150        20,250
Warren W. Frebel...................    30,000          67.0             6.00        02/5/2002       49,800       109,800

---------------

(1) The exercise price per share of granted options was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

(2) The potential realizable value is calculated based on the term of the option (5 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended June 30, 1997, (ii) the number of securities underlying unexercised options held by the Named Executive Officers as of June 30, 1997 and (iii) the value of unexercised in the money options (i.e., options for which the fair market value of the Common Stock ($7.75 at June 30, 1997) exceeds the exercise price) as of June 30, 1997:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                      SHARES                 OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-ENDED(1)
                    ACQUIRED ON    VALUE     ---------------------------   ---------------------------
       NAME          EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----         -----------   --------   -----------   -------------   -----------   -------------
Philip W.
  Shires..........    40,000      $241,791     178,032        41,966        $494,987        $51,477
Craig G.
  Lamborn.........         0                    38,469        16,530          73,512         20,128
Richard L. Kann...         0                    23,080         6,919          44,106          8,718
Warren W.
  Frebel..........         0                         0        30,000               0         52,500

---------------

(1) Based on the fair market value of the Common Stock as of June 30, 1997 ($7.75), minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

     The Company entered into an Employment Agreement with Mr. Shires on April 1, 1989 (the "Employment Agreement"). The Employment Agreement, which pursuant to its terms has been amended by the Board, provided in fiscal 1997 for (i) an annual salary of $241,500, (ii) an annual bonus equal to 1.5% of the Company's pre tax profit for each fiscal year and (iii) a leased or purchased automobile or an automobile allowance of $800 per month. The Employment Agreement can be terminated by the Company by written notice at any time, and in such event, Mr. Shires is entitled to a monthly severance payment equal to his then current monthly salary (exclusive of any incentive compensation or bonus) for a period of six months after such termination. Mr. Shires is obligated not to solicit any employees to leave employment of the Company for a period of three years after termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended June 30, 1997, the Company had no compensation committee interlocks required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission.

                                  OPTION PLAN

GENERAL

     The Company's Option Plan, as amended (the "Option Plan") provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

     The Option Plan was adopted by the Board in October 1992 and was amended in June 1993, November 1995 and February 1996. The purpose of the Option Plan is to attract new key personnel and to encourage such key personnel to secure or increase on reasonable terms their stock ownership in the Company.

ADMINISTRATION

     Except for the administration of options granted to outside directors of the Company, as described below, the Board has delegated administration of the Option Plan to the Compensation Committee, which is comprised of two or more disinterested directors. Subject to the limitations set forth in the Option Plan, the Compensation Committee has the authority to determine the terms of option agreements, select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to determine the periods during which options shall be exercisable, and, subject to certain restrictions, to specify the type of consideration to be paid to the Company upon exercise and to specify other terms of the options.

ELIGIBILITY

     Options may be granted under the Option Plan to key employees of (including officers and directors), directors of, and consultants to and advisors who regularly provide services to, the Company or a subsidiary, provided that outside directors are eligible for the grants described below. As of September 26, 1997 approximately 30 such individuals were eligible for options.

     The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee; portions in excess of such amount shall be treated as nonstatutory stock options. When Section 162(m) of the Code applies to the Option Plan, no person should be eligible to receive an option covering more than 1,687,500 shares in a calendar year.

STOCK SUBJECT TO THE OPTION PLAN

     750,000 shares of Common Stock with a market value of $9.50 per share as of September 26, 1997, have been reserved for issuance pursuant to the exercise of options. An additional 500,000 shares were approved by Board amendment in May 1997, subject to stockholder approval, increasing the total options subject to the Option Plan to 1,250,000. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Option Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant (110% of such fair market value for a 10% owner of the Company's Common Stock). The exercise price of nonstatutory options under the Option Plan may not be less than 50% of the fair market value of the Common Stock subject to the option on the date of the option grant.

     The exercise price of options granted under the Option Plan must be paid either (a) in cash or check or (b) by the delivery of other Common Stock of the Company.

     Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments as determined by the Board. Unless otherwise determined by the Board, options become exercisable in three equal installments commencing with the first anniversary of the date of grant.

     Term. The maximum allowable term of options under the Option Plan is 10 years, except that in the case of ISOs held by 10% owners of the Common Stock, the maximum term is five years. Options currently granted under the Option Plan terminate in five years. Options granted under the Option Plan are non transferable during an optionee's lifetime, except pursuant to a qualified domestic relations order, and generally expire ninety (90) days after the termination of an optionee's service to the Company. In general, in the event the optionee's service terminates by reason of death, permanent disability or retirement from employment on or after age 65, such optionee's option generally becomes immediately exercisable in full and remains exercisable for six (6) months after such death, permanent disability or retirement.

OUTSIDE DIRECTOR GRANTS

     Outside Directors are only eligible for grants of nonstatutory options, exercisable by cash or, as described in "Executive Compensation -- Compensation for Directors."

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a merger, consolidation or other changes in the corporate structure or capitalization affecting the Common Stock in which the company is the surviving corporation, the Board has discretion to prescribe the terms and conditions for the modification of the options granted under the Option Plan. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, all outstanding options will terminate unless assumed by another corporation.

DURATION, AMENDMENT AND TERMINATION

     The Board may terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate in October 2002.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if the amendment would: (a) modify the requirements as to eligibility for participation; (b) increase the number of shares of Common Stock reserved for issuance upon exercise of options; (c) change the manner of determining the option prices to lower the option prices; (d) except as specifically allowed by the Option Plan, extend the period during which an option may be granted or exercised; or (e) change any other provision of the Option Plan in any manner which requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of
Section 422 of the Code.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive Stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition, will be a capital gain or loss which will be long term or short term depending on whether the stock was held for more than one year. Capital gains may be subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance based compensation," are disregarded for purposes of the deduction limitation. The Option Plan was adopted and approved by the stockholders prior to the Company becoming a publicly held corporation and, thus, the Option Plan is not currently subject to

Section 162(m) pursuant to a transition rule for newly public companies set forth in the regulations under Section 162(m). The Company anticipates that options granted under the Option Plan will satisfy the requirements for performance based compensation when the Option Plan becomes subject to Section 162(m).

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") is responsible for establishing and administering the Company's compensation programs with respect to the Company's executive officers. The Committee is composed of three nonemployee directors: Messrs. Mayer and Perreault and Dr. Simons. The Committee is responsible for administering the policies which govern annual executive salaries, bonuses and the granting of stock options pursuant to the Option Plan. The Committee will annually evaluate the performance, and determine the compensation, of the Chief Executive Officer (the "CEO") and the other executive officers of the Company. In making this determination, the Committee considers both internal and external data, including input from outside compensation consultants and independent executive compensation data. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed in full by the Board.

     The policies of the Company with respect to compensation of executive officers, including the CEO, were to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Board adopted a mix among the compensation elements of salary and stock options.

     The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

BASE SALARY

     Base salaries for executive officers are set annually by reviewing the skills and performance levels of individual executive officers, the needs of the Company and the competitive pay practices of comparable companies.

BONUS

     Cash incentive compensation (bonus) is designed to reward executives by linking a portion of their overall cash compensation to the Company's overall performance. Bonus payments to all executive officers, except the CEO, are based on the Company's overall performance and the individual's success in meeting certain specified individual objectives. Pursuant to the terms of an Employment Agreement by and between the CEO and the Company, the CEO receives a bonus equal to 1.5% of the Company's pre-tax income in each fiscal year.

OPTION GRANTS

     Equity based incentive compensation has been established by the Company through its Option Plan to provide executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long term performance of the Company and to closely align the interests of management and stockholders.

     In awarding stock options under the Option Plan, the Committee considers individual performance and responsibilities, relative position within the Company and prior option grants. The purpose of the Option Plan is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Vesting restrictions are utilized to encourage executives to remain with the Company and to focus on long-term results.

     After considering the criteria relating to awarding stock options, the Board determined to grant stock options to the Company's CEO, Vice President of Finance and Vice President of Sales in fiscal 1997. Options granted under the Option Plan have a three year vesting schedule and expire five years from the date of grant. The exercise price of such options granted to executive officers in fiscal 1997 was 100% of the fair market value of the underlying stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company has entered into an Employment Agreement with Mr. Shires (see "Employment Agreement") which provides for the determination of annual salary by the Committee at its discretion, as well as a bonus equal to 1.5% of the Company's pre tax income.

     Mr. Shires' base salary in fiscal 1997 was $241,500, and he earned a bonus in the amount of $134,650 in accordance with the terms of his Employment Agreement. The Committee has set Mr. Shires' base salary for fiscal 1998 at $252,000, based on its subjective evaluation of various factors, including the importance to the Company of the level of leadership and strategic planning contributed by Mr. Shires.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance based compensation" within the meaning of the Code. Treasury regulations under Section 162(m) offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans or agreements in existence prior to the time the Company becomes publicly held, and the Option Plan qualifies for this exemption. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which other forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance based compensation." The Board intends to continue to evaluate the effects of the statute and Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE

                                 I. Jimmy Mayer
                              Justin J. Perreault
                             James H. Simons, Ph.D.

                     PERFORMANCE MEASUREMENT COMPARISON (1)

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years or such shorter period of time as the Company has been publicly traded. The Company became a publicly traded company on April 17, 1996 when its initial public offering commenced. The following table shows the total return to stockholders of an investment in the Company's Common Stock as compared to an investment in a peer group of companies consisting of GENICOM Corporation, Nu Kote Holding, Inc., Printronix, Inc., QMS, Inc., Tridex Corporation and Zebra Technologies, Corp., which companies are similar in scope to the Company in terms of printer and/or consumable supplies sales, and an investment in the Nasdaq Composite Index, for the period April 17, 1996 through June 30, 1997.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividend for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the beginning of the period.

                                    Kentek Information
        Measurement Period            Systems, Inc.                        Nasdaq Composite
      (Fiscal Year Covered)                 #              Peer Group            (US)
4/17/96                                            100                100                100
6/28/96                                         132.81              88.93             105.72
6/30/97                                          95.13              82.20             128.66

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     During fiscal year 1997, the Company paid The Arca Group, Inc. $81,000 for consulting services provided by Dr. Morgan, Chairman of the Board. Dr. Morgan is President of The Arca Group, Inc.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On May 9, 1997, the Company orally dismissed BDO Seidman LLP ("BDO") as its principal accountant. The Company confirmed the dismissal of its principal accountant in a letter to BDO dated May 12, 1997. The decision to dismiss BDO was approved by the Company's Audit Committee of the Board.

     The BDO reports on the Company's consolidated financial statements for each of the years ended June 30, 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles.

     During fiscal years 1996 and 1995 and any subsequent interim period preceding the dismissal of BDO, the Company is not aware of any "disagreements" between the Company and BDO or "reportable events" as defined Item 304 of Regulation S-K.

     On May 29, 1997, the Board of the Company authorized the engagement of the firm of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year 1997 audit.

                                 OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A copy of the Company's 1997 Annual Report is being transmitted herewith, by order of the Board, but does not constitute part of the proxy solicitation materials.

                                            By Order of the Board of Directors

                                            /s/ CRAIG G. LAMBORN

                                            Craig G. Lamborn
                                            Assistant Secretary

October 15, 1996

                        KENTEK INFORMATION SYSTEMS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1997

         The undersigned hereby appoints Philip W. Shires and Craig G. Lamborn, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Kentek Information Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kentek Information Systems, Inc. to be held at Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York on Friday, November 14, 1997 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:               To elect directors to hold office until the next
                          Annual Meeting of Stockholders and until their successors are elected.

[ ]      FOR all nominees listed below         [ ]   WITHHOLD AUTHORITY  to vote for all  nominees (except
                                                     as marked to the contrary below) listed below.

NOMINEES:                 Howard L. Morgan, Philip W. Shires, I. Jimmy Mayer,
                          Justin J. Perreault, James H. Simons, Sheldon Weinig.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:


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                                       20

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:               To approve the Board amendment to increase the Option
                          Plan shares by 500,000, to a total of 1,250,000 shares.

[ ]     FOR                       [ ]     AGAINST                [ ]     ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:               To ratify selection of Deloitte & Touche LLP as
                          independent auditors of the Company for its fiscal year ending June 30, 1998.

[ ]     FOR                       [ ]     AGAINST                [ ]     ABSTAIN

DATED _______________, 199___


                                                  --------------------------

                                                  --------------------------
                                                         Signature (s)

                                                  Please sign exactly as your
                                                  name appears hereon. If the
                                                  stock is registered in the
                                                  names of two or more persons,
                                                  each should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and attorneys in
                                                  fact  should add their titles.
                                                  If signer  is a corporation,
                                                  please give full corporate
                                                  name and have a duly
                                                  authorized officer sign,
                                                  stating title. If signer is a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.





                                       21